Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of March 30, 2022, IR-Med, Inc. (“IR-Med,” “we,” “us” or the “Company”) had one class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Common Stock, $0.001 par value per share (“Common Stock”). Each of the Company’s securities registered under Section 12(g) of the Exchange Act are quoted on the OTC Market tier, QB.

General

As of the date of this Annual Report on Form 10-K, our authorized capital stock consists of 250,000,000 shares of Common Stock. As of March30, 2022, there were 64,601.658 shares of our common stock outstanding.

In addition, as of the date of this Annual Report on Form 10-K, we had issued and outstanding:

●	options to purchase 8,402,843 shares of our Common Stock, at a weighted average exercise price of $0.32 per share; and
●	warrants to purchase 9,328,329 shares of our Common Stock, at a weighted average exercise price of $0.64 per share.

The following summary description of our capital stock is based on the provisions of our certificate of incorporation and bylaws, the applicable provisions of applicable law, including the provision of Chapters 78 and 92A of the Nevada Revised Statutes or NRS.

Common Stock

Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of the stockholders including the election of directors. Except as otherwise required by law the holders of our Common Stock possess all voting power. According to our bylaws, when a quorum is present or represented at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall be sufficient to elect members of the Board of Directors or to decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the Certificate of Incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question.. Our bylaws provide that stockholders holding at least a majority of the shares entitled to vote, represented in person or by proxy, constitute a quorum at the meeting of our stockholders. Our bylaws also provide that any action which may be taken by the vote of the stockholders at a meeting may be taken without a meeting if authorized by the written consent of stockholders holding at least a majority of the voting power, unless the provisions of the statutes or of the Articles of Incorporation require a greater proportion of voting power to authorize such action in which case such greater proportion of written consents shall be required.

Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Because the holders of our common stock do not have cumulative voting rights and directors are generally to be elected by a majority of the votes casts with respect to the directors at any meeting of our stockholders for the election of directors, holders of more than fifty percent, and in some cases less than 50%, of the issued and outstanding shares of our common stock can elect all of our directors.

Provisions of our Restated Certificate of Incorporation and Restated Bylaws

Classified board of directors. Our restated certificate of incorporation and restated bylaws provide that our board of directors is classified into three classes of directors, each with staggered three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Amendment of Bylaws. Our bylaws provide that our board of directors may amend our bylaws by a majority vote of our board of directors including any bylaws adopted by our stockholders, but our stockholders may from time to time specify particular provisions of these bylaws, which must not be amended by our board of directors. Our current bylaws were adopted by our board of directors. Therefore, our board of directors can amend our bylaws to make changes to the provisions relating to the quorum requirement and votes requirements to the extent permitted by Delaware Law.

Dividend Rights

The holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available for dividends. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. We do not anticipate that dividends will be paid in the foreseeable future.

Miscellaneous Rights and Provisions

In the event of our liquidation or dissolution, whether voluntary or involuntary, each share of our common stock is entitled to share ratably in any assets available for distribution to holders of our common stock after satisfaction of all liabilities.

Our common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding our common stock.

Our common stock, after the fixed consideration thereof has been paid or performed, are not subject to assessment, and the holders of our common stock are not individually liable for the debts and liabilities of our company.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer Company located at 18 Lafayette Pl, Woodmere, NY 11598,.